Exhibit 23.1
Consent of Independent Registered Public Accounting

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of VectivBio Holding AG for the registration of ordinary shares, debt securities, warrants and units and to the incorporation by reference therein of our report dated April 6, 2022, with respect to the consolidated and carve-out financial statements of VectivBio Holding AG included in its Annual Report (Form F-20) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG
Basel, Switzerland
May 4, 2022